Exhibit 10.1
THIRD AMENDMENT TO AMENDED AND
RESTATED EMPLOYMENT AGREEMENT
This Third Amendment to Amended and Restated Employment Agreement is made as of the 10th day of June, 2011, by and between Standard Parking Corporation, a Delaware corporation (the “Company”), and G. Marc Baumann (the “Executive”).
RECITALS
A. Executive and APCOA/Standard Parking, Inc., a Delaware corporation (“A/SP”), previously executed a certain Amended and Restated Employment Agreement dated as of October 1, 2001 (the “Initial Agreement”). The Company is the successor-in-interest to all of A/SP’s rights, and has assumed all of A/SP’s obligations, under the Initial Agreement. The Initial Agreement has been modified by (i) that certain First Amendment to Amended and Restated Employment Agreement dated December 29, 2008 between the Company and Executive, and (ii) that certain Second Amendment to Amended and Restated Employment Agreement dated as of March 28, 2009 between the Company and Executive (the Initial Agreement as modified by said First and Second Amendments being hereafter referred to as the “Agreement”).
B. The Company and Executive have agreed to modify certain provisions of the Agreement as set forth below.
NOW, THEREFORE, in consideration of the Recitals, the mutual promises and undertakings herein set forth, and the sum of Ten Dollars ($10.00) in hand paid, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Agreement shall be deemed modified and amended, effective immediately, as follows:
1.	The third sentence of Section 2 of the Agreement is hereby amended to read, in its entirety as so amended, as follows:
“Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere with Executive’s employment pursuant to this Agreement, it being agreed that Executive may engage in, and may retain any fees payable as a result of, speaking or writing activities or service as a Director of a non-competing company (provided, however, that Executive’s acceptance of any such directorship shall be subject to the prior approval of the Company’s Chief Executive Officer) so long as such engagements do not interfere with Executive’s employment and duties pursuant to this Agreement.”
2.	Section 3(a) of the Agreement is hereby amended to add a third sentence as follows: “At no time during the Employment Period shall the Annual Base Salary be reduced below the Base Salary in effect as of the date hereof (the “Base Salary Minimum”) unless Executive’s duties and responsibilities have been reduced at Executive’s request.”

3.	Second 4(c) of the Agreement is hereby amended to read, in its entirety, as follows:
“ (c) Voluntarily by the Executive. Executive may terminate his employment by giving written notice thereof to the Company (which shall include without limitation the Executive’s election to effectively terminate his employment at the expiration of any given Employment Period by reason of the Executive’s giving of notice pursuant to paragraph 1 above), provided, however, that if Executive terminates his employment for Good Reason, such termination shall not be considered a voluntary termination by Executive and Executive shall be treated as if he had been terminated by the Company pursuant to paragraph 5(a) below. “Good Reason” means any of the following:
(i) a reduction in the Executive’s Annual Base Salary that is not accompanied by a similar reduction in annual base salaries of similarly situated Company executives (provided, however, that in no event shall the Executive’s Annual Base Salary be reduced to less than the Base Salary Minimum unless permitted by paragraph 3(a) above); or
(ii) a reduction in the Executive’s opportunity to earn an Annual Bonus under the Annual Bonus Program; or
(iii) a breach by the Company of this Agreement (including without limitation the provisions of paragraph 2 and paragraph 3(b) above) after Executive has given to the Company advance written notice of, and a reasonable opportunity to cure, any such breach; or
(iv) the Company’s requirement that the Executive relocate his principal place of business outside of the greater Chicago metropolitan area.”
4.	Section 4(d)(i) of the Agreement is hereby modified to read, in its entirety as so modified, as follows:
“(i) Executive’s Annual Base Salary for the period ending with the Date of Termination and, to the extent not yet paid, Executive’s Annual Bonus for any calendar year ended prior to the Date of Termination;”
5.	The second sentence of Section 5(a) of the Agreement is hereby amended to read, in its entirety, as follows:
“The Company shall also continue to provide for the same period (but in all events for a period not less than eighteen (18) months from the Date of Termination), welfare benefits to the Executive and/or the Executive’s family, at least as favorable as those that would have been provided to them under clause (f)(iii) of Section 3 of this Agreement if the Executive’s employment had continued until the end of the Employment Period (or, if longer, until the end of eighteen (18) months from the Date of Termination); provided, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a) may be made secondary to those provided under such other plan.”

6.	Section 5(d) of the Agreement is hereby amended by inserting the words “(other than for Good Reason)” after the words “during the Employment Period”.
7.	Sections 5(e), 5(f) and 5(g) of the Agreement, and all references to any such Sections that may appear elsewhere in the Agreement, are hereby deleted in their entirety.
8.	Section 6(i) of the Agreement is hereby deemed relocated in its entirety as Section 8(h) of the Agreement.
9.	Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.
IN WITNESS WHEREOF, the Company and Executive have executed this Third Amendment to Amended and Restated Employment Agreement as of the day and year first above written.

COMPANY:	EXECUTIVE:

STANDARD PARKING CORPORATION, a Delaware corporation	/s/ G. MARC BAUMANN G. Marc Baumann

By: /s/ JAMES A. WILHELM James A. Wilhelm President and Chief Executive Officer

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